Exhibit 99.1

NEWS RELEASE

SECURITY FEDERAL CORPORATION ANNOUNCES FOURTH QUARTER AND ANNUAL EARNINGS

Aiken, South Carolina (February 8, 2021) - Security Federal Corporation (“Company”) (OTCBB: SFDL), the holding company for Security Federal Bank (“Bank”), today announced earnings and results for the quarter and year ended December 31, 2020.

Net income increased $1.5 million, or 91.3%, to $3.1 million, or $0.94 per share, for the quarter ended December 31, 2020, compared to $1.6 million, or $0.54 per share, for the fourth quarter of 2019. The increase in net income was primarily due to a $1.5 million, or 21.6%, increase in net interest income.

For the year ended December 31, 2020, net income was $7.1 million, or $2.19 per share, a decrease of $744,000, or 9.5%, compared to $7.8 million, or $2.64 per share, during 2019. The decrease in net income was the result of significantly higher loan loss provisions recorded during 2020 in response to the potential and unknown economic impact of the ongoing COVID-19 pandemic.
Through the Small Business Administration’s (SBA) Paycheck Protection Program (PPP), the Bank provided over $75 million in funding to more than 1,450 customers during the year ended December 31, 2020.  Chief Executive Officer Chris Verenes commented, “We were responsive to the PPP needs of our customers at a critical time for them and were pleased to extend help to others in the communities that we serve.”
The Bank began the process of working with customers through the SBA forgiveness process in the fourth quarter of 2020 which resulted in $28.2 million in PPP loan repayments. As a result of these repayments, the Bank recognized over $1 million in deferred PPP loan fees which increased net interest income. At December 31, 2020, the Bank had $47.1 million in PPP loans remaining.
The Bank also provided other payment relief options, such as payment deferrals and waived fees, during the year ended December 31, 2020 in response to the COVID-19 pandemic. Since March 31, 2020 the Bank has approved 343 loan modifications in accordance with the CARES Act with a combined loan balance, net of deferred fees, of over $100 million. The majority of these deferrals have resumed regular principal and interest payments. As of December 31, 2020, there were eight of these loans that were still on deferral with a combined balance of $3.0 million.

Fourth Quarter Financial Highlights
•	Net interest income increased $1.5 million, or 21.6%, to $8.4 million
•	Non-interest income increased $831,000, or 41.6%, to $2.8 million
•	Non-interest expense increased $492,000, or 7.1%, to $7.4 million
•	Average interest earning assets of $1.1 billion
•	Average interest bearing liabilities of $857 million

	Quarter Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2020	12/31/2019
Total interest income	$ 9,564	$ 9,134
Total interest expense	1,175	2,237
Net interest income	8,389	6,897
Provision for loan losses	-	200
Net interest income after provision for loan losses	8,389	6,697
Non-interest income	2,831	2,000
Non-interest expense	7,388	6,896
Income before income taxes	3,832	1,801
Provision for income taxes	767	199
Net income	$ 3,065	$ 1,602
Earnings per common share (basic)	$ 0.94	$ 0.54

Annual Comparative Financial Highlights
•	Net interest income increased $1.9 million, or 6.6%, to $30.5 million, due to a 20.8% decrease in interest expense and an increase in loan fees from PPP loans
•	Non-interest income increased $2.3 million or 25.5% primarily from increased gain on sale of mortgage loans
•	Non-interest expense increased $1.8 million, or 6.6%
•	Average interest earning assets grew $123 million to $1.0 billion
•	Average interest bearing liabilities grew $77 million to $835 million

	Year Ended
(Dollars in Thousands, except for Earnings per Share)	12/31/2020	12/31/2019
Total interest income	$ 37,096	$ 36,934
Total interest expense	6,582	8,311
Net interest income	30,514	28,623
Provision for loan losses	3,600	375
Net interest income after provision for loan losses	26,914	28,248
Non-interest income	11,421	9,097
Non-interest expense	29,708	27,871
Income before income taxes	8,627	9,474
Provision for income taxes	1,577	1,680
Net income	$ 7,050	$ 7,794
Earnings per common share (basic)	$ 2.19	$ 2.64

Credit Quality

•	Year-to-date provision for loan losses increased to $3.6 million compared to $375,000 in 2019 due to the increased risk of charge-offs from loan defaults as a result of the ongoing COVID-19 pandemic
•	Non-performing assets improved to $3.6 million at December 31, 2020 from $4.1 million at December 31, 2019
•	Allowance for loan losses to gross loans was 2.64% at December 31, 2020 compared to 2.01% at December 31, 2019
Quarter Ended	Year Ended
(Dollars in thousands)	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Provision for loan losses	$ -	$ 200	$ 3,600	$ 375
Net charge-offs (recoveries)	$ 3	$ (267)	$ (17)	$ 321
At Period End (dollars in thousands):	12/31/2020	12/31/2019
Non-performing assets	$ 3,624	$ 4,114
Non-performing assets to gross loans	0.75%	0.90%
Allowance for loan losses	$ 12,843	$ 9,226
Allowance to gross loans	2.64%	2.01%

Balance Sheet Highlights and Capital Management
•	Total assets increased $208 million during 2020 to $1.2 billion at December 31, 2020
•	Net loans receivable increased $26 million or 5.8% during the year to $479 million
•	Investment and mortgage-backed securities increased $174 million or 40.0% during the year to $608 million at December 31, 2020 due to an increase in deposits
•	Total deposits increased $147 million or 19.0% to $918 million at December 31, 2020, primarily due to PPP funds deposited and an increase in commercial checking accounts
•	Book value per share increased to $34.40 at December 31, 2020
Dollars in thousands (except per share amounts)	12/31/2020	12/31/2019
Total assets	$ 1,171,710	$ 963,228
Cash and cash equivalents	18,506	12,563
Total loans receivable, net *	479,167	452,859
Investment and mortgage-backed securities	607,579	433,892
Deposits	918,096	771,407
Borrowings	131,972	90,917
Shareholders' equity	111,906	91,758
Book value per share	$ 34.40	$ 31.03
Total risk based capital to risk weighted assets (1)	19.9%	19.4%
CET1 capital to risk weighted assets (1)	18.6%	18.2%
Tier 1 leverage capital ratio (1)	9.8%	10.4%
* Includes PPP loans of $47.1 million at 12/31/2020
(1)- Ratio is calculated using Bank only information and not consolidated information

Security Federal has 17 full service branches located in Aiken, Ballentine, Clearwater, Columbia, Graniteville, Langley, Lexington, North Augusta, Ridge Spring, Wagener and West Columbia, South Carolina and Augusta and Evans, Georgia. A full range of financial services, including trust and investments, are provided by the Bank and insurance services are provided by the Bank’s wholly owned subsidiary, Security Federal Insurance, Inc. The Bank’s newest branch, located in Augusta, Georgia, is under construction but scheduled to open later this year. It will be a full-service branch offering depository banking as well as commercial and consumer lending.

For additional information contact Darrell Rains, Chief Financial Officer, at (803) 641-3000.

Forward-looking statements:

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding the Company’s mission and vision.  These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. The Company’s actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; interest rate fluctuations; economic conditions in the Company’s primary market area; demand for residential, commercial business and commercial real estate, consumer, and other types of loans; success of new products; competitive conditions between banks and non-bank financial service providers; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, and changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the ability to attract and retain deposits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; technology factors affecting operations; pricing of products and services; and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.  Accordingly, these factors should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statement.